Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lipocine Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-220942, 333-190897, 333-197421, 333-191695, and 333-214492) on Forms S-3 and S-8 of Lipocine Inc. of our report dated March 12, 2018, with respect to the consolidated balance sheets of Lipocine Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of Lipocine Inc.

/s/ KPMG LLP

Salt Lake City, Utah
March 12, 2018